Exhibit 99.1
META FINANCIAL GROUP, INC.® ANNOUNCES RESULTS FOR 2022 FISCAL SECOND QUARTER
- Fiscal 2022 Second Quarter Net Income of $49.3 million, or $1.66 Per Diluted Share -
- Announces Name Change to Pathward Financial -
Sioux Falls, S.D., April 28, 2022 -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) reported net income of $49.3 million, or $1.66 per share, for the three months ended March 31, 2022, compared to net income of $59.1 million, or $1.84 per share, for the three months ended March 31, 2021. During the quarter the Company recognized $2.8 million of pre-tax expenses related to rebranding efforts. Excluding the impact of the rebranding expenses, net of tax, the Company's adjusted net income for the quarter totaled $51.4 million, or $1.73 per share. See non-GAAP reconciliation table below.
CEO Brett Pharr said, "Although our tax services and renewable energy investment tax credit products produced results below our expectations, the balance of our businesses performed well. Our commercial finance portfolio saw continued healthy loan growth from satisfying small and medium sized businesses’ robust demand for credit, and our Banking as a Service pipeline of opportunities remains strong.”
“Last month, we announced our new corporate name, Pathward Financial. Pathward signifies our Company’s purpose to power financial inclusion for all by creating a path forward for individuals and businesses to meet their financial goals. The name reflects our dedication to removing the barriers that prevent millions of Americans from accessing the financial system and will serve as a constant reminder of our mission to meet the needs of the unbanked, underbanked, and underserved to help them achieve economic mobility,” Pharr added.
Tax Season
For the 2022 tax season, MetaBank originated $1.83 billion in refund advance loans compared to $1.79 billion during the 2021 tax season. The Company expects taxpayer advance volumes to return to more normalized levels in the 2023 tax season, absent further stimulus or additional changes to tax credit payments.
During the second quarter of fiscal 2022, total tax services product revenue was $68.3 million, an increase of 2% compared to the second quarter of fiscal 2021. Both total tax services product fee income and total tax services product expense were approximately flat compared to the prior year period. Net interest income on tax services loans increased $1.5 million during the second quarter of fiscal 2022 compared to the second quarter last year.
Total tax services product income, net of losses and direct product expenses, increased 6% to $34.4 million from $32.6 million, when comparing the first six months of fiscal 2022 to the same period of the prior fiscal year.
Business Development Highlights for the 2022 Fiscal Second Quarter
•On March 29, 2022, the Company announced it is changing its name to Pathward Financial, Inc.™, and its bank subsidiary, MetaBank®, N.A., will be changing its name to Pathward™, N.A. Certain changes will be made immediately, with a full transition to Pathward expected by the end of this calendar year, including the launch of a new brand identity and website. The Company will continue to serve its customers under existing brand names during the transition. The Company recognized $2.8 million of pre-tax expenses related to rebranding efforts during the second quarter of fiscal 2022. The Company continues to estimate total rebranding expenses will range between $15 million to $20 million.
•On April 27, 2022 Meta published its second annual ESG report. In addition to detailing the Company's community impact program and its diversity, equity, and inclusion initiatives, it contains enhanced quantitative reporting, which will be used to measure progress.

Financial Highlights for the 2022 Fiscal Second Quarter
•Total revenue for the second quarter was $193.6 million, an increase of $6.2 million, or 3%, compared to the same quarter in fiscal 2021, primarily driven by an increase in interest income, partially offset by a reduction in noninterest income.
•Net interest income for the second quarter was $83.8 million, an increase of $10.0 million compared to $73.9 million in the second quarter last year.
•Net interest margin ("NIM") increased to 4.80% for the second quarter from 3.07% during the same period of last year. The prior year period was impacted by excess cash associated with the Company's participation in the U.S. Treasury Department's Economic Impact Program.
•Total gross loans and leases at March 31, 2022 increased $78.1 million, to $3.73 billion, or 2%, compared to March 31, 2021 and increased $43.5 million, or 1%, when compared to December 31, 2021. The increase compared to the prior year quarter was driven by growth across our loan portfolios, partially offset by the sale of all remaining community banking loans during the fiscal 2022 first quarter.
•The Company originated $1.3 million in aggregate principal of renewable energy loan financing for the second quarter of fiscal 2022, resulting in $0.3 million in total net investment tax credits.
•The Company repurchased 736,198 shares of its common stock at an average price of $57.01, in the second fiscal quarter and has 4,868,177 shares available for repurchase under the common stock share repurchase program announced during the fourth quarter of fiscal year 2021.
•On March 24, 2022, the Company's Board of Directors approved the redemption at par of $75.0 million of the 5.75% fixed to floating rate note due August 15, 2026. The redemption date is set for May 15, 2022.
Net Interest Income
Net interest income for the second quarter of fiscal 2022 was $83.8 million, an increase of 13% from the same quarter in fiscal 2021. The increase was mainly attributable to an improved earning asset mix, together with increased loan balances.
The second quarter average outstanding balance of loans and leases increased $124.1 million compared to the same quarter of the prior year, primarily due to increases in our core loan and lease portfolios, partially offset by the sale of the remaining community bank portfolio. The Company’s average interest-earning assets for the second quarter decreased by $2.69 billion to $7.08 billion compared with the same quarter in fiscal 2021, primarily due to a reduction in cash balances as a result of high cash levels during the prior year period related to the Company's participation in government stimulus programs. The decrease in interest-earnings assets was partially offset by growth in total investments and total loans and leases.
Fiscal 2022 second quarter NIM increased to 4.80% from 3.07% in the second quarter of last year. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased 174 basis points to 4.89% compared to the prior year quarter, primarily driven by a decrease in lower-yielding cash balances. Growth in loan and lease and investment securities balances also contributed to the year-over-year TEY increase. The yield on the loan and lease portfolio was 7.22% compared to 6.74% for the comparable period last year and the TEY on the securities portfolio was 1.83% compared to 1.78% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.08% during the fiscal 2022 second quarter, the same as the prior year quarter. The Company's overall cost of deposits was 0.01% in the fiscal second quarter of 2022, compared to 0.02% in the same quarter last year.
Noninterest Income
Fiscal 2022 second quarter noninterest income decreased to $109.8 million, compared to $113.5 million for the same period of the prior year. The decrease was driven by a reduction in payments fee income of $3.6 million and a net loss on our MoneyLion investment of $1.3 million, partially offset by an increase in rental income of $1.5 million.

During the second quarter of fiscal year 2022, the Company sold the entirety of its equity investment in MoneyLion, recognizing a net loss of $1.3 million during the current period. Following the completion of MoneyLion's de-SPAC process and listing on the New York Stock Exchange on September 22, 2021, the Company recognized a cumulative loss of approximately $0.4 million on the investment dating back to the fourth quarter of fiscal year 2021. The Company continues to be a strategic BaaS provider to MoneyLion.
Noninterest Expense
Noninterest expense increased 7% to $103.2 million for the fiscal 2022 second quarter, from $96.0 million for the same quarter last year. The increase in expense was primarily driven by an increase in consulting expense, software expense, operating lease equipment depreciation and compensation expense. Compensation expense for the second quarter of fiscal 2022 includes $0.9 million of separation-related expenses. When comparing the fiscal 2022 second quarter to the first quarter of 2022, noninterest expense increased by $20.7 million.
Of the $2.8 million in rebranding expenses the Company incurred during the quarter, $2.0 million is recognized in other expense and $0.8 million is related to legal and consulting expense.
Income Tax Expense
The Company recorded income tax expense of $8.0 million, representing an effective tax rate of 13.8%, for the fiscal 2022 second quarter, compared to $1.1 million, representing an effective tax rate of 1.9%, for the second quarter last year. The current quarter increase in income tax expense was primarily due to a reduction in renewable energy investment tax credit lending volume compared to the prior year period.
The Company originated $1.3 million in solar leases during the fiscal 2022 second quarter, compared to $20.0 million in last year's second quarter. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. For the six months ended March 31, 2022, the Company originated $22.5 million in solar leases, compared to $58.5 million for the comparable prior year period. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.

Investments, Loans and Leases

(dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Total investments	$2,090,765	$1,833,733	$1,921,568	$1,981,852	$1,552,892

Loans held for sale
Consumer credit products	23,670	20,728	23,111	12,582	6,233
SBA/USDA	7,740	15,454	33,083	57,208	61,402
Community bank	—	—	—	18,115	—
Total loans held for sale	31,410	36,182	56,194	87,905	67,635

Term lending	1,111,076	1,038,378	961,019	920,279	891,414
Asset based lending	382,355	337,236	300,225	263,237	248,735
Factoring	394,865	402,972	363,670	320,629	277,612
Lease financing	235,397	245,315	266,050	282,940	308,169
Insurance premium finance	403,681	385,473	428,867	417,652	344,841
SBA/USDA	214,195	209,521	247,756	263,709	331,917
Other commercial finance	173,260	178,853	157,908	118,081	103,234
Commercial finance	2,914,829	2,797,748	2,725,495	2,586,527	2,505,922
Consumer credit products	171,847	173,343	129,251	105,440	104,842
Other consumer finance	111,922	144,412	123,606	122,316	130,822
Consumer finance	283,769	317,755	252,857	227,756	235,664
Tax services	85,999	100,272	10,405	41,268	225,921
Warehouse finance	441,496	466,831	419,926	335,704	332,456
Community banking	—	—	199,132	303,984	348,065
Total loans and leases	3,726,093	3,682,606	3,607,815	3,495,239	3,648,028
Net deferred loan origination costs	4,097	1,655	1,748	1,431	9,503
Total gross loans and leases	3,730,190	3,684,261	3,609,563	3,496,670	3,657,531
Allowance for credit losses	(88,552)	(67,623)	(68,281)	(91,208)	(98,892)
Total loans and leases, net	$3,641,638	$3,616,638	$3,541,282	$3,405,462	$3,558,639

The Company's investment security balances at March 31, 2022 totaled $2.09 billion, as compared to $1.83 billion at December 31, 2021 and $1.55 billion at March 31, 2021.
Total gross loans and leases totaled $3.73 billion at March 31, 2022, as compared to $3.68 billion at December 31, 2021 and $3.66 billion at March 31, 2021. The primary driver for the increase on a linked quarter basis was commercial finance loans. The year-over-year increase was primarily driven by increases within commercial finance, warehouse finance, and consumer finance, partially offset by a reduction in tax services loans and the sale of all remaining community bank loans.
Commercial finance loans, which comprised 78% of the Company's gross loan and lease portfolio, totaled $2.91 billion at March 31, 2022, reflecting growth of $117.1 million, or 4%, from December 31, 2021 and $408.9 million, or 16%, from March 31, 2021.
As of March 31, 2022, the Company had 164 loans outstanding with total loan balances of $43.0 million originated as part of the Paycheck Protection Program ("PPP"), compared with 275 loans outstanding with total loan balances of $63.8 million for the quarter ended December 31, 2021. In total, approximately 85% of the PPP loan balances were forgiven through March 31, 2022.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $88.6 million at March 31, 2022, an increase compared to $67.6 million at December 31, 2021 and a decrease from $98.9 million at March 31, 2021. The increase in the ACL at March 31, 2022, when compared to December 31, 2021, was primarily due to the seasonal tax services loan portfolio, which increased $29.2 million during the fiscal 2022 second quarter.

The $10.3 million year-over-year decrease in the ACL was primarily driven by a $14.0 million decrease attributable to the disposition of the community banking portfolio, along with a $2.1 million decrease in the consumer finance portfolio. These decreases were partially offset by a $4.0 million increase within the commercial finance portfolio and a $1.6 million increase within the tax services portfolio.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Commercial finance	1.66%	2.04%	1.77%	1.73%	1.77%
Consumer finance	3.18%	2.70%	2.91%	3.80%	4.70%
Tax services	35.76%	1.60%	0.02%	58.99%	12.90%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Community banking	—%	—%	6.16%	4.36%	4.03%
Total loans and leases	2.38%	1.84%	1.89%	2.61%	2.71%
Total loans and leases excluding tax services	1.59%	1.84%	1.90%	1.94%	2.04%

The Company's ACL as a percentage of total loans and leases increased to 2.38% at March 31, 2022 from 1.84% at December 31, 2021. The increase in the total loans and leases coverage ratio was primarily driven by the seasonal tax services loan portfolio. The coverage ratio for the commercial finance portfolio decreased compared to the December 31, 2021 quarter due to reduction of specific reserves on two individually evaluated loan relationships. The Company expects to continue to diligently monitor the ACL and adjust as necessary in future periods to maintain an appropriate and supportable level.
Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Six Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021
Beginning balance	$67,623	$68,281	$72,389	$68,281	$56,188
Adoption of CECL accounting standard	—	—	—	—	12,773
Provision (reversal of) - tax services loans	28,972	(714)	27,680	28,259	28,134
Provision - all other loans and leases	3,183	1,184	2,519	4,368	8,329
Charge-offs - tax services loans	—	(254)	—	(254)	—
Charge-offs - all other loans and leases	(12,415)	(4,605)	(4,248)	(17,021)	(9,923)
Recoveries - tax services loans	184	2,567	54	2,750	1,010
Recoveries - all other loans and leases	1,005	1,164	498	2,169	2,381
Ending balance	$88,552	$67,623	$98,892	$88,552	$98,892
The Company recognized a provision for credit losses of $32.3 million for the quarter ended March 31, 2022, compared to $30.3 million for the comparable period in the prior fiscal year. Net charge-offs were $11.2 million for the quarter ended March 31, 2022, compared to $3.7 million for the quarter ended March 31, 2021. Net charge-offs attributable to the commercial finance portfolio for the quarter were $10.7 million and net charge-offs attributable to the consumer finance portfolio were $0.7 million.

The Company's past due loans and leases were as follows for the periods presented.

As of March 31, 2022	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$31,410	$31,410	$—	$—	$—

Commercial finance	24,631	2,574	11,994	39,199	2,875,630	2,914,829	5,701	25,327	31,028
Consumer finance	5,829	5,475	4,814	16,118	267,651	283,769	4,814	—	4,814
Tax services	830	—	—	830	85,169	85,999	—	—	—
Warehouse finance	—	—	—	—	441,496	441,496	—	—	—
Total loans and leases held for investment	31,290	8,049	16,808	56,147	3,669,946	3,726,093	10,515	25,327	35,842

Total loans and leases	$31,290	$8,049	$16,808	$56,147	$3,701,356	$3,757,503	$10,515	$25,327	$35,842

As of December 31, 2021	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$9	$2	$—	$11	$36,171	$36,182	$—	$—	$—

Commercial finance	41,473	8,539	7,568	57,580	2,740,168	2,797,748	3,896	37,760	41,656
Consumer finance	4,880	2,277	1,534	8,691	309,064	317,755	1,534	—	1,534
Tax services	—	—	—	—	100,272	100,272	—	—	—
Warehouse finance	—	—	—	—	466,831	466,831	—	—	—
Total loans and leases held for investment	46,353	10,816	9,102	66,271	3,616,335	3,682,606	5,430	37,760	43,190

Total loans and leases	$46,362	$10,818	$9,102	$66,282	$3,652,506	$3,718,788	$5,430	$37,760	$43,190
The Company's nonperforming assets at March 31, 2022 were $38.3 million, representing 0.56% of total assets, compared to $44.3 million, or 0.58% of total assets at December 31, 2021 and $46.7 million, or 0.48% of total assets at March 31, 2021. The decrease in the nonperforming assets as a percentage of total assets at March 31, 2022 compared to December 31, 2021, was primarily driven by a decrease in nonperforming assets in the commercial finance portfolio, partially offset by an increase within the consumer finance portfolio. When comparing the current period to the same period of the prior year, the decrease in nonperforming assets was due to a decrease in nonperforming assets in the community bank portfolio, partially offset by an increase in nonperforming assets in the commercial and consumer finance portfolios.
The Company's nonperforming loans and leases at March 31, 2022, were $35.8 million, representing 0.95% of total gross loans and leases, compared to $43.2 million, or 1.16% of total gross loans and leases at December 31, 2021 and $43.5 million, or 1.17% of total gross loans and leases at March 31, 2021. The decreases are related to the aforementioned decrease in nonperforming assets in the community bank portfolio, partially offset by an increase in nonperforming assets in the commercial and consumer finance portfolios.
The Company has various portfolios of consumer lending and tax services loans that present unique risks that are statistically managed. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases held for investment by asset classification were as follows for the periods presented.

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of March 31, 2022
Commercial finance	$2,171,206	$430,240	$141,497	$167,882	$4,004	$2,914,829
Warehouse finance	441,496	—	—	—	—	441,496
Total loans and leases	$2,612,702	$430,240	$141,497	$167,882	$4,004	$3,356,325

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of December 31, 2021
Commercial finance	$2,084,835	$355,431	$161,301	$176,258	$19,923	$2,797,748
Warehouse finance	466,831	—	—	—	—	466,831
Total loans and leases	$2,551,666	$355,431	$161,301	$176,258	$19,923	$3,264,579

Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2022 second quarter decreased by $2.89 billion to $6.68 billion compared to the same period in fiscal 2021. The decrease in average deposits was primarily due to a decrease in noninterest-bearing deposits of $2.66 billion, and to a lesser extent decreases within time and wholesale deposits, partially offset by increases in money market and savings deposits.
The average balance of total deposits and interest-bearing liabilities was $6.87 billion for the three-month period ended March 31, 2022, compared to $9.66 billion for the same period in the prior fiscal year, representing a decrease of 29%.
Total end-of-period deposits decreased 33% to $5.83 billion at March 31, 2022, compared to $8.64 billion at March 31, 2021. The decrease in end-of-period deposits was primarily driven by a decrease in noninterest-bearing deposits of $2.32 billion and a decrease in wholesale deposits of $94.1 million. The decrease in noninterest-bearing deposits was driven by government stimulus-related dollars loaded on various partner cards during the prior year period.
As of March 31, 2022, the Company managed $1.85 billion of customer deposits at other banks in its capacity as custodian.

Regulatory Capital
The Company and MetaBank remained above the federal regulatory minimum capital requirements at March 31, 2022, continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. The decrease in Tier 1 leverage capital ratio for the period is the result of higher quarterly average assets related to its seasonal tax business. The MetaBank Tier 1 leverage capital ratio using end of period assets of 8.94% better reflects the expected capital position post tax season. See non-GAAP reconciliation table below. Regulatory Capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is made up of nearly all amortizing securities that should provide consistent cash flow and is not expected to require sales to realize the losses to fund future loan growth.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	March 31, 2022(1)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Company
Tier 1 leverage capital ratio	6.80%	7.39%	7.67%	6.85%	4.75%
Common equity Tier 1 capital ratio	11.26%	10.88%	12.12%	12.76%	11.29%
Tier 1 capital ratio	11.58%	11.20%	12.46%	13.11%	11.63%
Total capital ratio	14.16%	13.80%	15.45%	16.18%	14.65%
MetaBank
Tier 1 leverage ratio	7.79%	8.52%	8.69%	7.83%	5.47%
Common equity Tier 1 capital ratio	13.26%	12.90%	14.11%	14.94%	13.39%
Tier 1 capital ratio	13.26%	12.91%	14.13%	14.96%	13.40%
Total capital ratio	14.52%	14.16%	15.38%	16.22%	14.66%
(1) March 31, 2022 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Total stockholders' equity	$763,406	$826,157	$871,884	$876,633	$835,258
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	299,983	300,382	300,780	301,179	301,602
LESS: Certain other intangible assets	30,007	32,294	33,572	35,100	36,779
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	13,404	19,805	22,801	17,753	19,306
LESS: Net unrealized gains (losses) on available for sale securities	(69,838)	403	7,344	14,750	12,458
LESS: Noncontrolling interest	322	642	1,155	1,490	1,092
ADD: Adoption of Accounting Standards Update 2016-13	13,387	6,527	8,202	13,913	10,439
Common Equity Tier 1(1)	502,915	479,158	514,434	520,274	474,460
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	208	444	747	932	690
Total Tier 1 capital	516,784	493,263	528,842	534,867	488,811
Allowance for credit losses	56,051	55,125	53,159	51,317	53,232
Subordinated debentures (net of issuance costs)	59,256	59,220	73,980	73,936	73,892
Total capital	$632,091	$607,608	$655,981	$660,119	$615,935
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding AOCI, each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Total stockholders' equity	$763,406	$826,157	$871,884	$876,633	$835,258
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	29,290	31,661	33,148	34,898	36,903
Tangible common equity	424,611	484,991	529,231	532,230	488,850
Less: AOCI	(69,374)	724	7,599	15,222	12,809
Tangible common equity excluding AOCI	$493,985	$484,267	$521,632	$517,008	$476,041

Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Thursday, April 28, 2022. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com. Telephone participants may access the conference call by dialing 1-844-200-6205 (International: +1-929-526-1599) approximately 10 minutes prior to start time and reference access code 247026. A webcast replay will also be archived at www.metafinancialgroup.com for one year.
Upcoming Investor Events
•B. Riley Institutional Investors Conference, May 25, 2022 | Los Angeles, CA

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; expectations in connection with the impact of the ongoing COVID-19 pandemic and related government actions on our business, our industry and the capital markets; customer retention; loan and other product demand; expectations concerning acquisitions and divestitures; new products and services, including those offered by Meta Payment Systems, Refund Advantage, EPS Financial and Specialty Consumer Services divisions; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflict between Russia and Ukraine; successfully completing our announced rebranding and our ability to achieve brand recognition for Pathward equal to or greater than we currently enjoy for MetaBank; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate; changes in tax laws; the strength of the United States' economy, and the local economies in which the Company operates; inflation, market, and monetary fluctuations; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; MetaBank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of Meta’s strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution; changes in consumer spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2021, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in Thousands, Except Share Data)

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
ASSETS
Cash and cash equivalents	$237,680	$1,230,100	$314,019	$720,243	$3,724,242
Securities available for sale, at fair value	2,043,478	1,782,739	1,864,899	1,917,605	1,480,780
Securities held to maturity, at amortized cost	47,287	50,994	56,669	64,247	72,112
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	28,812	28,400	28,400	28,433	28,433
Loans held for sale	31,410	36,182	56,194	87,905	67,635
Loans and leases	3,730,190	3,684,261	3,609,563	3,496,670	3,657,531
Allowance for credit losses	(88,552)	(67,623)	(68,281)	(91,208)	(98,892)
Accrued interest receivable	19,115	17,240	16,254	16,230	17,429
Premises, furniture, and equipment, net	43,167	44,130	44,888	44,107	41,510
Rental equipment, net	213,033	234,693	213,116	211,368	211,397
Foreclosed real estate and repossessed assets, net	112	298	2,077	1,204	1,483
Goodwill and intangible assets	338,795	341,166	342,653	344,403	346,408
Prepaid assets	15,264	17,007	10,513	7,482	10,201
Other assets	227,448	210,071	199,686	203,123	229,854
Total assets	$6,887,239	$7,609,658	$6,690,650	$7,051,812	$9,790,123

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	5,829,886	6,525,569	5,514,971	5,888,871	8,642,413
Long-term borrowings	91,386	92,274	92,834	93,634	95,336
Accrued expenses and other liabilities	202,561	165,658	210,961	192,674	217,116
Total liabilities	6,123,833	6,783,501	5,818,766	6,175,179	8,954,865

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	294	301	317	319	319
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	612,917	610,816	604,484	602,720	601,222
Retained earnings	223,760	217,992	259,189	262,578	225,471
Accumulated other comprehensive income (loss)	(69,374)	724	7,599	15,222	12,809
Treasury stock, at cost	(4,513)	(4,318)	(860)	(5,696)	(5,655)
Total equity attributable to parent	763,084	825,515	870,729	875,143	834,166
Noncontrolling interest	322	642	1,155	1,490	1,092
Total stockholders’ equity	763,406	826,157	871,884	876,633	835,258
Total liabilities and stockholders’ equity	$6,887,239	$7,609,658	$6,690,650	$7,051,812	$9,790,123

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended			Six Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021
Interest and dividend income:
Loans and leases, including fees	$75,540	$65,035	$68,472	$140,575	$130,128
Mortgage-backed securities	5,446	3,864	2,608	9,310	4,730
Other investments	4,191	3,992	4,589	8,183	8,956
	85,177	72,891	75,669	158,068	143,814
Interest expense:
Deposits	165	141	445	306	1,241
FHLB advances and other borrowings	1,212	1,137	1,374	2,349	2,724
	1,377	1,278	1,819	2,655	3,965

Net interest income	83,800	71,613	73,850	155,413	139,849

Provision for credit losses	32,302	186	30,290	32,488	36,379

Net interest income after provision for credit losses	51,498	71,427	43,560	122,925	103,470

Noninterest income:
Refund transfer product fees	27,805	579	22,680	28,384	23,327
Tax advance product fees	39,299	1,233	44,562	40,532	46,522
Payments card and deposit fees	26,270	25,132	29,875	51,402	52,439
Other bank and deposit fees	250	237	133	487	370
Rental income	11,375	11,077	9,846	22,452	19,731
Gain on sale of securities	260	137	6	397	6
Gain on sale of trademarks	—	50,000	—	50,000	—
Gain (loss) on sale of other	626	(3,465)	2,133	(2,839)	4,981
Other income	3,881	1,661	4,218	5,542	11,532
Total noninterest income	109,766	86,591	113,453	196,357	158,908

Noninterest expense:
Compensation and benefits	45,047	38,225	43,932	83,272	76,263
Refund transfer product expense	6,260	138	6,146	6,398	6,207
Tax advance product expense	2,002	183	2,189	2,185	2,559
Card processing	7,457	7,172	7,212	14,629	13,329
Occupancy and equipment expense	8,500	8,349	6,748	16,849	13,636
Operating lease equipment depreciation	8,737	8,449	7,419	17,185	15,000
Legal and consulting	9,347	6,208	6,045	15,555	11,292
Intangible amortization	2,169	1,488	2,757	3,657	4,770
Impairment expense	—	—	554	—	1,713
Other expense	13,641	12,224	12,969	25,866	23,777
Total noninterest expense	103,160	82,436	95,971	185,596	168,546

Income before income tax expense	58,104	75,582	61,042	133,686	93,832

Income tax expense	8,002	14,276	1,133	22,278	4,665

Net income before noncontrolling interest	50,102	61,306	59,909	111,408	89,167
Net income attributable to noncontrolling interest	851	(18)	843	833	2,064
Net income attributable to parent	$49,251	$61,324	$59,066	$110,575	$87,103

Less: Allocation of Earnings to participating securities(1)	815	953	1,113	1,773	1,683
Net income attributable to common shareholders(1)	48,436	60,371	57,953	108,802	85,420
Earnings per common share:
Basic	$1.66	$2.00	$1.84	$3.66	$2.66
Diluted	$1.66	$2.00	$1.84	$3.66	$2.65
Shares used in computing earnings per common share:
Basic	29,212,301	30,238,621	31,520,505	29,731,797	32,158,994
Diluted	29,224,362	30,260,655	31,535,022	29,748,832	32,175,484
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended March 31,	2022			2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$810,857	$721	0.36%	$4,187,558	$1,090	0.11%
Mortgage-backed securities	1,184,377	5,446	1.86%	543,256	2,607	1.95%
Tax exempt investment securities	189,213	903	2.45%	297,299	1,132	1.96%
Asset-backed securities	370,671	1,142	1.25%	389,406	1,290	1.34%
Other investment securities	282,655	1,425	2.05%	230,168	1,077	1.90%
Total investments	2,026,916	8,916	1.83%	1,460,129	6,106	1.78%
Commercial finance	2,852,147	48,872	6.95%	2,471,694	46,299	7.60%
Consumer finance	331,033	7,892	9.67%	255,625	6,968	11.06%
Tax services	594,166	11,599	7.92%	714,789	6,544	3.71%
Warehouse finance	467,298	7,177	6.23%	315,162	4,845	6.23%
Community banking	—	—	—%	363,285	3,817	4.26%
Total loans and leases	4,244,644	75,540	7.22%	4,120,555	68,473	6.74%
Total interest-earning assets	$7,082,417	$85,177	4.89%	$9,768,242	$75,669	3.15%
Noninterest-earning assets	814,151			887,610
Total assets	$7,896,568			$10,655,852

Interest-bearing liabilities:
Interest-bearing checking(2)	$289	$—	0.32%	$275,982	$—	—%
Savings	82,902	6	0.03%	77,562	4	0.02%
Money markets	102,473	53	0.21%	56,352	42	0.30%
Time deposits	8,682	10	0.49%	12,820	34	1.07%
Wholesale deposits	173,493	96	0.22%	175,777	365	0.84%
Total interest-bearing deposits	367,839	165	0.18%	598,493	445	0.30%
Overnight fed funds purchased	95,700	62	0.26%	—	—	—%
Subordinated debentures	74,040	1,002	5.49%	73,864	1,147	6.30%
Other borrowings	17,874	148	3.35%	22,377	227	4.12%
Total borrowings	187,614	1,212	2.62%	96,241	1,374	5.79%
Total interest-bearing liabilities	555,453	1,377	1.01%	694,734	1,819	1.06%
Noninterest-bearing deposits	6,311,583	—	—%	8,967,067	—	—%
Total deposits and interest-bearing liabilities	$6,867,036	$1,377	0.08%	$9,661,801	$1,819	0.08%
Other noninterest-bearing liabilities	213,982			177,372
Total liabilities	7,081,018			9,839,173
Shareholders' equity	815,550			816,679
Total liabilities and shareholders' equity	$7,896,568			$10,655,852
Net interest income and net interest rate spread including noninterest-bearing deposits		$83,800	4.81%		$73,850	3.08%

Net interest margin			4.80%			3.07%
Tax-equivalent effect			0.01%			0.01%
Net interest margin, tax-equivalent(3)			4.81%			3.08%
(1) Tax rate used to arrive at the TEY for the three months ended March 31, 2022 and 2021 was 21%.
(2) At March 31, 2021, $275.7 million of the total balance were interest-bearing deposits where interest expense was paid by a third party and not by the Company. On October 1, 2021, the Company reclassified the balances related to that program to noninterest bearing checking due to the product moving to noninterest bearing.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Equity to total assets	11.08%	10.86%	13.03%	12.43%	8.53%
Book value per common share outstanding	$26.00	$27.46	$27.53	$27.46	$26.16
Tangible book value per common share outstanding	$14.46	$16.12	$16.71	$16.67	$15.31
Tangible book value per common share outstanding excluding AOCI	$16.82	$16.10	$16.47	$16.20	$14.91
Common shares outstanding	29,362,844	30,080,717	31,669,952	31,919,780	31,926,008
Nonperforming assets to total assets	0.56%	0.58%	0.92%	0.64%	0.48%
Nonperforming loans and leases to total loans and leases	0.95%	1.16%	1.52%	1.17%	1.17%
Net interest margin	4.80%	4.59%	4.35%	3.75%	3.07%
Net interest margin, tax-equivalent	4.81%	4.61%	4.37%	3.77%	3.08%
Return on average assets	2.49%	3.49%	0.88%	1.90%	2.22%
Return on average equity	24.16%	29.69%	7.18%	18.07%	28.93%
Full-time equivalent employees	1,167	1,140	1,124	1,109	1,075

Non-GAAP Reconciliation

Adjusted Net Income and Adjusted Earnings Per Share	At and For the Three Months Ended			At and For the Six Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	March 31, 2021
Net Income - GAAP	$49,251	$61,324	$59,066	$110,575	$87,103
Less: Gain on sale of trademarks	—	50,000	—	50,000	—
Add: Rebranding expenses	2,819	3	—	2,822	—
Add: Income tax effect resulting from gain on sale of trademarks and rebranding expenses	(711)	12,593	—	11,882	—
Adjusted net income	$51,359	$23,920	$59,066	$75,279	$87,103
Less: Adjusted allocation of earnings to participating securities	850	372	1,113	1,207	1,683
Adjusted Net income attributable to common shareholders	50,509	23,548	57,953	74,072	85,420
Weighted average diluted common shares outstanding	29,224,362	30,260,655	31,535,022	29,748,832	32,175,484
Adjusted earnings per common share - diluted	$1.73	$0.78	$1.84	$2.49	$2.65

Efficiency Ratio	For the Last Twelve Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Noninterest expense: GAAP	$360,733	$353,544	$343,683	$330,352	$320,070
Net interest income	294,555	284,605	278,991	272,837	266,499
Noninterest income	308,352	312,039	270,903	262,111	240,706
Total revenue: GAAP	$602,907	$596,644	$549,894	$534,948	$507,205
Efficiency ratio	59.83%	59.26%	62.50%	61.75%	63.10%

Adjusted Efficiency Ratio
Noninterest expense: GAAP	$360,733	$353,544	$343,683	$330,352	$320,070
Less: Rebranding expenses	2,822	3	—	—	—
Adjusted noninterest expense	357,911	353,541	343,683	330,352	320,070
Net interest income	294,555	284,605	278,991	272,837	266,499
Noninterest income	308,352	312,039	270,903	262,111	240,706
Less: Gain on sale of trademarks	50,000	50,000	—	—	—
Total adjusted revenue	$552,907	$546,644	$549,984	$534,948	$507,205
Adjusted efficiency ratio	64.73%	64.67%	62.50%	61.75%	63.10%

MetaBank Period-end Tier 1 Leverage
(Dollars in thousands)	March 31, 2022
Total stockholders' equity	$853,001
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	299,983
LESS: Certain other intangible assets	30,007
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	13,404
LESS: Net unrealized gains (losses) on available for sale securities	(69,838)
LESS: Noncontrolling interest	322
ADD: Adoption of Accounting Standards Update 2016-13	13,386
Common Equity Tier 1(1)	592,509
Tier 1 minority interest not included in common equity Tier 1 capital	208
Total Tier 1 capital	$592,717

Total Assets (Quarter Average)	$7,901,915
ADD: Available for sale securities amortized cost	51,403
ADD: Deferred tax	(12,948)
ADD: Adoption of Accounting Standards Updated 2016-13	13,386
LESS: Deductions from CET1	343,394
Adjusted total assets	$7,610,362
MetaBank Regulatory Tier 1 Leverage	7.79%

Total Assets (Period End)	$6,891,342
ADD: Available for sale securities amortized cost	93,354
ADD: Deferred tax	(23,516)
ADD: Adoption of Accounting Standards Updated 2016-13	13,386
LESS: Deductions from CET1	343,394
Adjusted total assets	$6,631,172
MetaBank Period-end Tier 1 Leverage	8.94%

About Meta Financial Group, Inc.®
Meta Financial Group, Inc.® (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all™. Through our subsidiary, MetaBank®, N.A., we strive to increase financial availability, choice, and opportunity across strategic service lines including Payments, Commercial Finance, and Consumer Solutions, which is comprised of tax services and consumer lending. These solutions are seamlessly integrated to provide end-to-end support to the individuals and businesses who are powering the everyone economy. On March 29, 2022, MetaBank announced it is changing its name to Pathward™, N.A., and Meta Financial Group, Inc. is changing its name to Pathward Financial, Inc.™. Meta Financial Group, Inc. will make certain changes immediately and fully transition to Pathward Financial, Inc.™ by the end of this calendar year. Learn more at MetaFinancialGroup.com.

Investor Relations Contact
Justin Schempp
877-497-7497
jschempp@metabank.com

Media Relations Contact
mediarelations@metabank.com